Filed Pursuant to Rule 424(b)(4) Registration No. 333-284308

PROSPECTUS

PROSPECTUS

INSPIRA TECHNOLOGIES OXY B.H.N.LTD.

Up to 9,217,430 Ordinary Shares

This prospectus relates to the resale, by the selling shareholders identified in this prospectus, up to 9,217,430 ordinary shares, no par value per share, or the Ordinary Shares, consisting of (i) up to 3,950,343 Ordinary Shares held by the selling shareholders, (ii) 4,608,715 Ordinary Shares issuable upon the exercise of warrants, or the Warrants, and (iii) pre-funded warrants to purchase up to 658,372 Ordinary Shares, or the Pre-Funded Warrants. This prospectus describes the general manner in which the Ordinary Shares may be offered and sold by the selling shareholders. If necessary, the specific manner in which the Ordinary Shares may be offered and sold will be described in a prospectus supplement to this prospectus. No Ordinary Shares are being registered hereunder for sale by us. We will not receive any proceeds from the sale of the Ordinary Shares by the selling shareholders. However, we will receive cash proceeds equal to the total exercise price of the Warrants and the Pre-Funded Warrants that are exercised. See “Use of Proceeds”. The selling shareholders may sell all or a portion of the Ordinary Shares from time to time in market transactions through any market on which our Ordinary Shares are then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. See “Plan of Distribution.”

Our Ordinary Shares are listed on the Nasdaq Capital Market, or Nasdaq, under the symbol “IINN.” The last reported sale price of our Ordinary Shares on January 15, 2025 was $1.06 per share.

We are an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and a “foreign private issuer”, as defined in Rule 405 under the U.S. Securities Act of 1933, as amended, or the Securities Act, and are eligible for reduced public company reporting requirements.

AN INVESTMENT IN OUR SECURITIES INVOLVES RISKS. SEE THE SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGE 4 AND IN OUR ANNUAL REPORT ON FORM 20-F FOR THE FISCAL YEAR ENDED DECEMBER 31, 2023, which was filed on March 25, 2024, or the 2023 Annual Report.

Neither the Securities and Exchange Commission, or the SEC, the Israel Securities Authority nor any state or other securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 23, 2025

You should rely only on the information contained in this prospectus, including information incorporated by reference herein, and any prospectus supplement or any free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we nor the selling shareholders have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities.

For investors outside of the United States: Neither we nor any of the selling shareholders have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus. In this prospectus, unless otherwise indicated, all references to the “Company,” “we,” “our” and “Inspira” refer to Inspira Technologies Oxy B.H.N. Ltd., unless we state or the context implies otherwise. References to “U.S. dollars” and “$” are to currency of the United States of America, and references to “shekel”, “Israeli shekel” and “NIS” are to New Israeli Shekels. References to “Ordinary Shares” are to our Ordinary Shares, no par value. We report our financial statements in accordance with generally accepted accounting principles in the United States, or U.S. GAAP.

i

OUR COMPANY

Overview

We are a specialty medical device company engaged in the research, development, manufacturing, and marketing of proprietary life support technology with a vision to supersede traditional mechanical ventilators, or Mechanical Ventilation, which is the standard of care today for the treatment of acute respiratory failure. Although it may be sometimes lifesaving, Mechanical Ventilation is associated with increased risks, costs of care, extended lengths of stay, frequent incidence of infections, ventilator dependence and mortality. Using our state-of-the-art life support technology, our goal is to set a new standard of care and to provide patients with acute respiratory failure an opportunity to maintain spontaneous breathing and avoid the need for intubation, coma and various risks associated with the use of Mechanical Ventilation. As part of our strategy to reach this goal, and in parallel to pursuing regulatory approvals, we are actively working to establish collaborations with strategic partners, globally ranked hospitals, medical device companies and distributors both for endorsement and early clinical adoption. We plan to target intensive care units, or ICUs, general medical units, operating theaters, and small urban and rural hospitals, with the goal of making our solutions more accessible to millions of patients worldwide. We expect for these activities to support our strategy plan to reach market penetration and adoption of our life support technology.

December 2024 Private Placement of Ordinary Shares and Warrants

On December 27, 2024, we entered into a definitive securities purchase agreement, or the Securities Purchase Agreement, for a private placement financing, or the December 2024 Private Placement. Pursuant to the securities purchase agreement, certain investors purchased 3,950,343 of our Ordinary Shares at a purchase price of $0.70 per share, Pre-Funded Warrants to purchase up to 658,372 Ordinary Shares at an exercise price of $0.001, and Warrants to purchase up to 4,608,715 Ordinary Shares at an exercise price of $1.10 per share. The Pre-Funded Warrants do not expire and the Warrants expire upon eighteen months following their issuance.

The offering resulted in gross proceeds of approximately $3.2 million. Exercise of the Warrants and Pre-Funded Warrants in full would result in an additional $5.07 million in gross proceeds to us. We intend to use the net proceeds from the sale of the securities for working capital and general corporate purposes.

Corporate Information

We are an Israeli corporation based in Ra’anana, Israel and were incorporated in Israel in 2018 under the name Clearx Medical Ltd. On April 10, 2018, our name was changed to Insense Medical Ltd. On July 30, 2020, our name was changed to our current name, Inspira Technologies Oxy B.H.N. Ltd. Our principal executive offices are located at 2 Ha-Tidhar St., Ra’anana, 4366504 Israel. Our telephone number in Israel is 972 996 644 88. Our website address is www.inspira-technologies.com. The information contained on, or that can be accessed through, our website is not part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference. Our Ordinary Shares are listed on Nasdaq under the symbol “IINN”.

ABOUT THIS OFFERING

This prospectus relates to the resale by the selling shareholders identified in this prospectus of up to 9,217,430 Ordinary Shares, consisting of (i) up to 3,950,343 Ordinary Shares held by the selling shareholders, (ii) 4,608,715 Ordinary Shares issuable upon the exercise of the Warrants, and (iii) Pre-Funded Warrants to purchase up to 658,372 Ordinary Shares. All of the Ordinary Shares, when sold, will be sold by these selling shareholders. The selling shareholders may sell their Ordinary Shares from time to time at prevailing market prices. We will not receive any proceeds from the sale of the Ordinary Shares by the selling shareholders.

Ordinary Shares currently outstanding	24,260,152 Ordinary Shares.

Ordinary Shares offered by the Selling Shareholders	Up to 9,217,430 Ordinary Shares, consisting of (i) up to 3,950,343 Ordinary Shares held by the selling shareholders, (ii) 4,608,715 Ordinary Shares issuable upon the exercise of the Warrants, and (iii) 658,372 Ordinary Shares issuable upon the exercise of the Pre-Funded Warrants.

Use of proceeds:

We will not receive any proceeds from the sale of the Ordinary Shares by the selling shareholders. All net proceeds from the sale of Ordinary Shares covered by this prospectus will go to the selling shareholders. However, we will receive cash proceeds equal to the total exercise price of the Warrants and Pre-Funded that are exercised. See “Use of Proceeds.”

We intend to use the proceeds from the exercise of the Warrants and the Pre-Funded Warrants, if any, for working capital and general corporate purposes.

Risk factors:	You should read the “Risk Factors” section starting on page 4 of this prospectus and “Item 3. Key Information – D. Risk Factors” in our most recent annual report on Form 20-F, incorporated by reference herein, and other information included or incorporated by reference in this prospectus for a discussion of factors to consider carefully before deciding to invest in our securities.

Nasdaq Capital Market symbol:	Our Ordinary Shares are listed on the Nasdaq under the symbol “IINN”.

The number of Ordinary Shares to be outstanding immediately after this offering as shown above assumes that all of the Ordinary Shares offered hereby are sold and is based on 24,260,152 Ordinary Shares outstanding as of January 10, 2025. This number excludes Ordinary Shares issuable upon exercise of the Pre-Funded Warrants and the Warrants and:

●	553,752 Ordinary Shares issuable upon the exercise of options to directors, employees and consultants under our equity incentive plan, outstanding as of such date, with exercise prices ranging between NIS 0.37 (approximately $0.10) to NIS 11.33 (approximately $3.08) per share, of which 501,126 were vested as of such date;

●	2,510,739 restricted share units, or RSUs, granted to directors, employees, and consultants under our equity incentive plan, none of which were vested as of such date;

●	226,506 Ordinary Shares reserved for future issuance under our equity incentive plan;
●	277,835 Ordinary Shares issuable upon the exercise of warrants issued in connection with certain equity investment agreements, which we refer to as simple agreements for future equity, or SAFEs;

●

145,455 Ordinary Shares issuable upon the exercise of warrants issued to Aegis Capital Corp. who acted as our underwriter in connection with our initial public offering, or IPO, at an exercise price of $6.875 per share;

●	1,640,455 Ordinary Shares issuable upon the exercise of our IPO Warrants at an exercise price of $5.50 per share;

●	3,031,250 Ordinary Shares issuable upon the exercise of warrants issued to an institutional investor in connection with a securities purchase agreement, dated December 27, 2023, at an exercise price of $1.28 per share;

●	212,188 Ordinary Shares issuable upon the exercise of warrants issued to H.C. Wainwright & Co., LLC, or HCW, who acted as placement agent in connection with the December 2023 registered direct offering, at an exercise price of $1.60 per share; and

●	185,591 Ordinary Shares issuable upon the exercise of warrants issued to Newbridge Securities Corporation, or Newbridge, who acted as the placement agent in connection with the June 2024 registered direct offering, at an exercise price of $1.56 per share.

RISK FACTORS

Investing in our securities involves risks. Please carefully consider the risk factors described in our periodic reports filed with the Securities and Exchange Commission, or SEC, including those set forth under the caption “Summary Risk Factors” and “Item 3. Key Information – D. Risk Factors” in our 2023 Annual Report, which is incorporated by reference into this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. You should be able to bear a complete loss of your investment.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain information included or incorporated by reference in this prospectus may be deemed to be “forward-looking statements” within  the meaning of Section 27A of the Securities Act and Section 21E of the U.S. Securities Exchange Act of 1934, as amended, or the Exchange Act, and other securities laws.  Forward-looking statements are often characterized by the use of forward-looking terminology such as “may,” “will,” “plan,” “expect,” “anticipate,” “estimate,” “continue,” “believe,” “predict,” “should,” “intend,” “potential,” “project” or other similar words, but are not the only way these statements are identified.

These forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, statements that contain projections of results of operations or of financial condition, expected capital needs and expenses, statements relating to the research, development, completion and use of our products, and all statements (other than statements of historical facts) that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future.

Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. We have based these forward-looking statements on assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate.

Important factors that could cause actual results, developments and business decisions to differ materially from those anticipated in these forward-looking statements include, among other things:

●	our planned level of revenues and capital expenditures;

●	our available cash our ability to obtain additional funding;

●	our ability to market and sell our products;

●	our expectation regarding the sufficiency of our existing cash and cash equivalents to fund our current operations;

●	our ability to advance the development of our products and future potential product candidates;

●	our ability to commercialize our products and future potential product candidates and future sales of our products or any other future potential product candidates;

●	our assessment of the potential of our products and future potential product candidates to treat certain indications;

●	our planned level of capital expenditures and liquidity;

●	our plans to continue to invest in research and development to develop technology for new products;

●	our ability to maintain our relationships with suppliers, manufacturers, distributors, and other partners;

●	anticipated actions of the FDA, state regulators, if any, or other similar foreign regulatory agencies, including approval to conduct clinical trials, the timing and scope of those trials and the prospects for regulatory approval or clearance of, or other regulatory action with respect to our products or services;

●	the regulatory environment and changes in the health policies and regimes in the countries in which we intend to operate, including the impact of any changes in regulation and legislation that could affect the medical device industry;

●	our ability to meet our expectations regarding the commercial supply of our products and future product candidates;

●	our ability to retain key office holders;

●	our ability to internally develop new inventions and intellectual property;

●	the overall global economic environment;

●	the impact of competition and new technologies;

●	the possible impact of cybersecurity incidents on our business and operations;

●	general market, political and economic conditions in the countries in which we operate;

●	the impact of competition and new technologies;

●	our ability to internally develop new inventions and intellectual property;

●	changes in our strategy; and

●	litigation.

These statements are only current predictions and are subject to known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from those anticipated by the forward-looking statements. We discuss many of these risks in this prospectus in greater detail under the heading “Risk Factors” and elsewhere in this prospectus. You should not rely upon forward-looking statements as predictions of future events.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Except as required by law, we are under no duty to update or revise any of the forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this prospectus.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the Ordinary Shares by the selling shareholders. All net proceeds from the sale of the Ordinary Shares covered by this prospectus will go to the selling shareholders. However, we will receive cash proceeds equal to the total exercise price of the Warrants and Pre-Funded Warrants that are exercised.

We intend to use the proceeds from the exercise of the Warrants and Pre-Funded Warrants for working capital and general corporate purposes.

capitalization

The following table sets forth our cash and cash equivalents and our capitalization as of June 30, 2024:

●	on an actual basis;

●	on a pro forma basis to give effect to our December 2024 Private Placement described above; and

●	on a pro forma as adjusted basis to give effect to our December 2024 Private Placement, as well as the full exercise of the Warrants and Pre-Funded Warrants issued in the same Private Placement.

The following table should be read in conjunction with “Use of Proceeds,” our financial statements and related notes that are incorporated by reference into this prospectus and the other financial information included or incorporated by reference into this form.

	As of June 30, 2024 (unaudited)
U.S. dollars in thousands	Actual	Pro forma	Pro forma as adjusted
Cash and cash equivalents	3,550	6,587	11,588
Deposits	3,708	3,708	3,708
Restricted deposits	69	69	69
Financials liability at fair market value	2,009	2,009	2,009
Ordinary shares, no par value per share:	-	-	-
Share capital and additional paid-in capital	67,104	70,141	75,142
Accumulated losses	(61,761)	(61,761)	(61,761)
Total equity	5,343	8,380	13,381
Total liabilities and shareholder equity	9,422	12,459	17,460

This above table is based on 24,260,152 Ordinary Shares outstanding as of January 10, 2025, and excludes Ordinary Shares issuable upon exercise of the Pre-Funded Warrants and the Warrants (except as otherwise specified) and:

●	553,752 Ordinary Shares issuable upon the exercise of options to directors, employees and consultants under our equity incentive plan, outstanding as of such date, with exercise prices ranging between NIS 0.37 (approximately $0.10) to NIS 11.33 (approximately $3.08) per share, of which 501,126 were vested as of such date;

●	2,510,739 RSUs granted to directors, employees, and consultants under our equity incentive plan, none of which were vested as of such date;

●	226,506 Ordinary Shares reserved for future issuance under our equity incentive plan;

●	277,835 Ordinary Shares issuable upon the exercise of warrants issued in connection with SAFEs;

●	145,455 Ordinary Shares issuable upon the exercise of warrants issued to Aegis Capital, or the underwriter, who acted as the exclusive placement agent in connection with our IPO, at an exercise price of $6.875 per share;

●	1,640,455 Ordinary Shares issuable upon the exercise of tradable warrants issued to investors in connection with our IPO at an exercise price of $5.50 per share;

●	3,031,250 Ordinary Shares issuable upon the exercise of warrants issued to an institutional investor in connection with a securities purchase agreement, dated December 27, 2023, at an exercise price of $1.28 per share;

●	212,188 Ordinary Shares issuable upon the exercise of warrants issued to HCW at an exercise price of $1.60 per share; and

●	185,591 Ordinary Shares issuable upon the exercise of warrants issued to Newbridge in connection with the June 2024 registered direct offering, at an exercise price of $1.56 per share.

SELLING SHAREHOLDERS

The Ordinary Shares being offered by the selling shareholders are those previously issued to the selling shareholders, and those issuable to the selling shareholders, upon exercise of the Warrants and Pre-Funded Warrants. For additional information regarding the issuances of those Ordinary Shares, Warrants and Pre-Funded Warrants, see “December 2024 Private Placement of Ordinary Shares and Warrants” above. We are registering the Ordinary Shares in order to permit the selling shareholders to offer the shares for resale from time to time. Except for the ownership of the Ordinary Shares, Warrants and Pre-Funded Warrants, the selling shareholders have not had any material relationship with us within the past three years.

Except as otherwise noted in the table below, to our knowledge, within the past three years, none of the selling shareholders has held a position as an officer or a director of ours, nor had any other material relationship of any kind with us or any of our affiliates.

A selling shareholder who is an affiliate of a broker-dealer and any participating broker-dealer is deemed to be an “underwriter” within the meaning of the Securities Act, and any commissions or discounts given to any such selling shareholder or broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act. To our knowledge, except as set forth below, none of the selling shareholders is an affiliate of a broker-dealer and there are no participating broker-dealers.

The term “selling shareholder” also includes any transferees, pledgees, donees, or other successors in interest to the selling shareholders named in the table below.

The table below lists the selling shareholders and other information regarding the beneficial ownership of the ordinary shares by each of the selling shareholders. The second column lists the number of ordinary shares beneficially owned by each selling shareholder, based on its ownership of the Ordinary Shares, Warrants and Pre-Funded Warrants, as of January 16, 2025, assuming exercise of the Warrants and Pre-Funded Warrants held by the selling shareholders on that date, without regard to any limitations on exercises.

The third column lists the Ordinary Shares being offered by this prospectus by the selling shareholders.

In accordance with the terms of a registration rights agreement with the selling shareholders, this prospectus generally covers the resale of the sum of (i) the number of Ordinary Shares issued to the selling shareholders in the “Private Placement of Ordinary Shares and Warrants” described above and (ii) the maximum number of ordinary shares issuable upon exercise of the related Warrants and Pre-Funded Warrants, determined as if the outstanding Warrants and Pre-Funded Warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the registration right agreement, without regard to any limitations on the exercise of the Warrants and Pre-Funded Warrants. The fourth column assumes the sale of all of the shares offered by the selling shareholders pursuant to this prospectus.

Under the terms of the Warrants and Pre-Funded Warrants, a selling shareholder may not exercise the warrants to the extent such exercise would cause such selling shareholder, together with its affiliates and attribution parties, to beneficially own a number of ordinary shares which would exceed 4.99%, 9.99% or 24.99%, as applicable, of our then outstanding Ordinary Shares following such exercise, excluding for purposes of such determination Ordinary Shares issuable upon exercise of such Warrants and Pre-Funded Warrants which have not been exercised. The number of shares in the second and fourth columns do not reflect this limitation. The selling shareholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

The selling shareholders are not making any representation that any Ordinary Shares covered by this prospectus will be offered for sale. Because we do not know how long each of the selling shareholders will hold the Warrants and Pre-Funded Warrants, whether any will exercise the Warrants and Pre-Funded Warrants and, upon such exercise, how long each such selling shareholder will hold the Ordinary Shares before selling them, and because each of the selling shareholders may dispose of all, none or some portion of its securities, no estimate can be given as to the number of securities that will be beneficially owned by a selling shareholder upon completion of this offering. In addition, each selling shareholder may have sold, transferred or otherwise disposed of its securities in transactions exempt from the registration requirements of the Securities Act after the date on which the information in the table is presented.

We may amend or supplement this prospectus from time to time in the future to update or change the selling shareholders list and the securities that may be resold.

	Shares Beneficially Owned Prior to Offering(1)				Maximum Number of Shares to be Sold Pursuant to this Prospectus	Shares Owned Immediately After Sale of Maximum Number of Shares in this Offering
Name of Selling Shareholder	Number		Percentage(2)		Number	Number	Percentage(2)
Avatar Investments, LLC	71,428	(3)	*	%	71,428	0	*	%
I9 Plus LLC	1,428,572	(4)	4.8%		1,428,572	0	*	%
L I A Pure Capital Ltd	771,428	(5)	2.5%		771,428	0	*	%
Margi Ben-Noon	688,197	(6)	2.3%		285,714	402,483	1.4%
Northlea Partners LLP	60,000	(7)	*	%	60,000	0	*	%
Richard Bates	71,428	(8)	*	%	71,428	0	*	%
Robert Forster	2,857,144	(9)	9.7%		2,857,144	0	*	%
Solomon and Rosalia Goldstein	238,313	(10)	*	%	157,144	81,169	*	%
Steve Wallitt	286,000	(11)	*	%	286,000	0	*	%
The Rio Trust	200,000	(12)	*	%	200,000	0	*	%
Xylo Technologies Ltd	742,858	(13)	2.5%		742,858	0	*	%
YA II PN, Ltd.	2,285,714	(14)	7.7%		2,285,714	0	*	%

*	less than 1%.

(1)	Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Ordinary Shares subject to options or warrants currently exercisable, or exercisable within 60 days of January 10, 2025, are counted as outstanding for computing the percentage of the selling shareholder holding such options or warrants but are not counted as outstanding for computing the percentage of any other selling shareholder.

(2)	The applicable percentage of beneficial ownership is based on 29,527,239 Ordinary Shares that will be issued and outstanding immediately after this offering, and assumes the exercise of all of the Warrants and Pre-Funded Warrants.

(3)	Includes (i) 35,714 Ordinary Shares issued and outstanding pursuant to the December 2024 Private Placement and (ii) 35,714 Ordinary Shares issuable upon the exercise of Warrants issued in the December 2024 Private Placement. Galen K. Miler is the natural control person and holds voting and dispositive power with respect to such shares Avatar Investments, LLC’s address is 20539 North Bear Canyon Court, Surprise, AZ 85387, USA. Based on information provided to us as of January 7, 2025.

(4)	Includes (i) 714,286 Ordinary Shares issued and outstanding pursuant to the December 2024 Private Placement and (ii) 714,286 Ordinary Shares issuable upon the exercise of Warrants issued in the December 2024 Private Placement. Shmuel Jonas is the natural control person and holds voting and dispositive power with respect to such shares. I9 Plus LLC address is 520 Broad Street, Newark, New Jersey 07102, USA. Based on information provided to us as of January 6, 2025.

(5)	Includes (i) 385,714 Ordinary Shares issued and outstanding pursuant to the December 2024 Private Placement and (ii) 385,714 Ordinary Shares issuable upon the exercise of Warrants issued in the December 2024 Private Placement. Kfir Zilberman is the natural control person and holds voting and dispositive power with respect to such shares. L I A Pure Capital Ltd.’s address is 20 Raoul Wallenberg, Tel Aviv. Based on information provided to us as of January 27, 2025.

(6)	Includes (i) 402,483 Ordinary Shares issued and outstanding, (ii) 142,857 Ordinary Shares issued and outstanding pursuant to the December 2024 Private Placement and (iii) 142,857 Ordinary Shares issuable upon the exercise of Warrants issued in the December 2024 Private Placement. Ms. Ben-Noon is the mother of Dagi Ben-Noon, who is the Chief Executive Officer of Inspira. Ms. Noon’s address is Jerusalem Street 1, Nahariya Israel. Based on information provided to us as of January 6, 2025.

(7)	Includes (i) 30,000 Ordinary Shares issued and outstanding pursuant to the December 2024 Private Placement and (ii) 30,000 Ordinary Shares issuable upon the exercise of Warrants issued in the December 2024 Private Placement. John H. Abeles, MD is the natural control person and holds voting and dispositive power with respect to such shares. Northlea Partners LLP’s address is 7235 Promenade Drive, J-202, Boca Raton, Florida 33433, USA. Based on information provided to us as of January 5, 2025.

(8)	Includes (i) 35,714 Ordinary Shares issued and outstanding pursuant to the December 2024 Private Placement and (ii) 35,714 Ordinary Shares issuable upon the exercise of Warrants issued in the December 2024 Private Placement. Mr. Bates’s address is 636 SE 12th Terrace, Deerfield Beach, Florida 33441, USA. Based on information provided to us as of January 7, 2025.

(9)	Includes (i) 900,000 Ordinary Shares issued and outstanding pursuant to the December 2024 Private Placement, (ii) 1,428,572 Ordinary Shares issuable upon the exercise of Warrants issued in the December 2024 Private Placement, and (iii) 528,572 Ordinary Shares issuable upon the exercise of Pre-Funded Warrants pursuant to the December 2024 Private Placement. Mr. Forster’s address is 54 Deepdale Drive, Great Neck, New York 11021, USA. Based on information provided to us as of January 7, 2025.

(10)	Includes (i) 81,169 Ordinary Shares issued and outstanding, (ii) 78,572 Ordinary Shares issued and outstanding pursuant to the December 2024 Private Placement, and (iii) 78,572 Ordinary Shares issuable upon the exercise of Warrants issued in the December 2024 Private Placement. Solomon and Rosalia Goldstein’s address is 4a Hayadid Street, Hod Hasharon, Israel. Based on information provided to us as of January 6, 2025.

(11)	Includes (i) 143,000 Ordinary Shares issued and outstanding pursuant to the December 2024 Private Placement, and (ii) 143,000 Ordinary Shares issuable upon the exercise of Warrants issued in the December 2024 Private Placement. Steve Wallitt’s address is 12 Abbey Drive, Lawrenceville, New Jersey 08648, USA. Based on information provided to us by Mr. Wallitt on January 5, 2025.

(12)	Includes (i) 100,000 Ordinary Shares issued and outstanding pursuant to the December 2024 Private Placement and (ii) 100,000 Ordinary Shares issuable upon the exercise of Pre-Funded Warrants pursuant to the December 2024 Private Placement. Richard Gladstone is the natural control person and holds voting and dispositive power with respect to such shares. The Rio Trust’s address is 1230 South Lakeside Drive, Lake Worth Beach, Florida 33460. Based on information provided to us as of January 7, 2025.

(13)	Includes (i) 371,429 Ordinary Shares issued and outstanding pursuant to the December 2024 Private Placement and (ii) 371,429 Ordinary Shares issuable upon the exercise of Warrants issued in the December 2024 Private Placement. Eli Yoresh and Liron Carmel are the natural control persons and hold voting and dispositive power with respect to such shares. Xylo Technologies Ltd.’s address is Hanehoshet 10, Tel Aviv, Israel. Based on information provided to us as of January 8, 2025.

(14)	Includes (i) 1,013,057 Ordinary Shares issued and outstanding pursuant to the December 2024 Private Placement, (ii) 1,142,857 Ordinary Shares issuable upon the exercise of Warrants issued in the December 2024 Private Placement, and (iii) 129,800 Ordinary Shares issuable upon the exercise of Pre-Funded Warrants pursuant to the December 2024 Private Placement. Yorkville Advisors Global, LP is the Investment Manager to YA II PN, Ltd. Mark Angelo is the control person of Yorkville Advisors Global, LP. Investment decisions for YA II PN, Ltd. are made by Mark Angelo, and Mr. Angelo may therefore be deemed to hold voting and dispositive power with respect to such shares. YA II PN, Ltd.’s address is 1012 Springfield Ave, Mountainside, New Jersey 07092, USA. Based on information provided to us on January 5, 2025.

PLAN OF DISTRIBUTION

Each Selling Shareholder, or the Selling Shareholders, of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal Nasdaq or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Shareholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Shareholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Shareholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Shareholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Shareholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Shareholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Shareholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the ordinary shares for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the ordinary shares by the Selling Shareholders or any other person. We will make copies of this prospectus available to the Selling Shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the Selling Shareholders that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

LEGAL MATTERS

Certain legal matters concerning this offering were passed upon for us by Sullivan & Worcester LLP, New York, New York. Certain legal matters with respect to the legality of the issuance of the securities offered by this prospectus were passed upon for us by Sullivan & Worcester Tel-Aviv (Har-Even & Co.), Tel Aviv, Israel.

EXPERTS

The financial statements as of December 31, 2023 and 2022 and for each of the three years in the period ended December 31, 2023, incorporated by reference into this prospectus and in the registration statement have been so incorporated in reliance on the report of Ziv Haft, a member firm of BDO, an independent registered public accounting firm, which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

EXPENSES

The following are the estimated expenses of this offering payable by us related to the filing of the registration statement of which this prospectus forms a part. With the exception of the SEC registration fee, all amounts are estimates and may change:

SEC registration fee	$1,397.08
Printer fees and expenses	$2,000
Legal fees and expenses	$30,000
Accounting fees and expenses	$6,500
Total	$39,897.08

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and the Israeli experts named in the registration statement of which this prospectus forms a part, a substantial majority of whom reside outside of the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and a substantial of our directors and officers are located outside of the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have been informed by our legal counsel in Israel, Sullivan & Worcester Tel Aviv (Har-Even & Co.), that it may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws because Israel is not the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, if U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law.

Subject to specified time limitations and legal procedures, Israeli courts may enforce a U.S. judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that among other things:

●	the judgment was obtained after due process before a court of competent jurisdiction, according to the laws of the state in which the judgment is given and the rules of private international law currently prevailing in Israel;

●	the judgment is final and is not subject to any right of appeal;

●	the prevailing law of the foreign state in which the judgment was rendered allows for the enforcement of judgments of Israeli courts; however, the court may enforce a foreign judgment, even without reciprocity, based on the request of the Attorney General, under certain circumstances;

●	adequate service of process has been effected and the defendant has had a reasonable opportunity to be heard and to present his or her evidence;

●	the liabilities under the judgment are enforceable according to the laws of the State of Israel and the judgment and the enforcement of the civil liabilities set forth in the judgment is not contrary to the law or public policy in Israel nor likely to impair the security or sovereignty of Israel;

●	the judgment was not obtained by fraud, there was reasonable opportunity for the defendant to present their case, the judgment was given by an authorized court under the applicable international private law rules in Israel, and the judgement does not conflict with any other valid judgments in the same matter between the same parties;

●	an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court;

●	the judgment is enforceable according to the laws of Israel and according to the law of the foreign state in which relief was granted; and

●	enforcement may be denied if it could harm the sovereignty or security of Israel.

If a foreign judgment is declared enforceable by an Israeli court, it generally will be payable in Israeli currency. The conversion to Israeli currency will be based on the latest official exchange rate published by the Bank of Israel before the payment date. However, the obligated party will fulfill its duty for the judgment even if they choose to make the payment in the same foreign currency, subject to the laws governing the foreign currency applicable at that time.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are an Israeli company and are a “foreign private issuer” as defined in Rule 3b-4 under the Exchange Act. As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

In addition, we are not required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we file with the SEC, within 120 days after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and submit to the SEC, on a Form 6-K, unaudited interim financial information.

We maintain a corporate website at https://inspira-technologies.com/. We will post on our website any materials required to be so posted on such website under applicable corporate or securities laws and regulations, including any notices of general meetings of our shareholders.

The SEC also maintains a web site that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov. Information contained on, or that can be accessed through, our website and other websites listed in this prospectus do not constitute a part of this prospectus. We have included these website addresses in this prospectus solely as inactive textual references.

This prospectus is part of a registration statement on Form F-3 filed by us with the SEC under the Securities Act. As permitted by the rules and regulations of the SEC, this prospectus does not contain all the information set forth in the registration statement and the exhibits thereto filed with the SEC. For further information with respect to us and the securities offered hereby, you should refer to the complete registration statement on Form F-3, which may be obtained from the locations described above. Statements contained in this prospectus or in any prospectus supplement about the contents of any contract or other document are not necessarily complete. If we have filed any contract or other document as an exhibit to the registration statement or any other document incorporated by reference in the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract or other document is qualified in its entirety by reference to the actual document.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and information we file later with the SEC will automatically update and supersede this information. The documents we are incorporating by reference as of their respective dates of filing are:

●	Our Annual Report on Form 20-F for the fiscal year ended December 31, 2023, filed with the SEC on March 25, 2024;

●	Our Reports on Form 6-K furnished on March 25, 2024 (with respect to the first paragraph, the section titled “Full Year 2023 Financial Results” and the section titled “Forward-Looking Statements” in the press release attached as Exhibit 99.1), April 1, 2024, April 3, 2024 (with respect to the first two paragraphs and the section titled “Forward-Looking Statements” in the press release attached as Exhibit 99.1), April 9, 2024, April 10, 2024 (with respect to the first five paragraphs and the section titled “Forward-Looking Statements” in the press release attached as Exhibit 99.1), April 17, 2024 (with respect to the first four paragraphs and the section titled “Forward-Looking Statements” in the press release attached as Exhibit 99.1), April 25, 2024 (with respect to the first three paragraphs and the section titled “Forward-Looking Statements” in the press release attached as Exhibit 99.1), May 2, 2024, May 28, 2024 (with respect to the first paragraph and the section titled “Forward-Looking Statements” in the press release attached as Exhibit 99.1), June 13, 2024 (with respect to the first, second and fourth paragraphs and the section titled “Forward-Looking Statements” in the press release attached as Exhibit 99.1), June 17, 2024, June 18, 2024, June 20, 2024, July 11, 2024 (with respect to the first paragraph and the section titled “Forward-Looking Statements” in the press release attached as Exhibit 99.1); July 30, 2024 (with respect to the first, third, fourth, fifth and sixth paragraphs and the section titled “Forward-Looking Statements” in the press release attached as Exhibit 99.1); August 13, 2024 (with respect to the first two paragraphs and the section titled “Forward-Looking Statements” in the press release attached as Exhibit 99.1), August 15, 2024; August 22, 2024 (with respect to the first two paragraphs and the section titled “Forward-Looking Statements” in the press release attached as Exhibit 99.1); August 28, 2024 (with respect to the first paragraph and the sections titled “Future Plans,” “Inspira™ business overview,” and “Forward-Looking Statements” in the press release attached as Exhibit 99.1); September 13, 2024 (with respect to the first two paragraphs and the section titled “Forward-Looking Statements” in the press release attached as Exhibit 99.1); October 9, 2024 (with respect to the first three paragraphs and the section titled “Forward-Looking Statements”); October 24, 2024 (with respect to the first three paragraphs and the section titled “Forward-Looking Statements” in the press release attached as Exhibit 99.1); November 12, 2024; November 25, 2024; December 4, 2024 (with respect to the first two paragraphs and the section titled “Forward-Looking Statements” in the press release attached as Exhibit 99.1); December 10, 2024 (with respect to the first three paragraphs and the section titled “Forward-Looking Statements” in the press release attached as Exhibit 99.1); December 16, 2024 (with respect to the first three paragraphs and the section titled “Forward-Looking Statements” in the press release attached as Exhibit 99.1); December 27, 2024; December 30, 2024; January 7, 2025 (with respect to the first four paragraphs and the section titled “Forward-Looking Statements” in the press release attached as Exhibit 99.1), and January 10, 2025 (with respect to the first three paragraphs, fifth paragraph and the section titled “Forward-Looking Statements” in the press release attached as Exhibit 99.1); January 14, 2025 (with respect to the first four paragraphs and the section titled “Forward-Looking Statements” in the press release attached as Exhibit 99.1); January 17, 2025 (with respect to the entire press release and the section titled “Forward-Looking Statements” in the press release attached as Exhibit 99.1); January 21, 2025 (with respect to the entire press release and the section titled “Forward-Looking Statements” in the press release attached as Exhibit 99.1); January 27, 2025 (with respect to the first, second, third and fifth paragraphs and the section titled “Forward-Looking Statements” in the press release attached as Exhibit 99.1), and

●	The description of our securities contained in Exhibit 2.1 to our Annual Report on Form 20-F for the fiscal year ended December 31, 2023, filed with the SEC on March 25, 2024.

All subsequent annual reports filed by us pursuant to the Exchange Act on Form 20-F (1) after the date of the filing of the registration statement of which this prospectus forms a part and prior to its effectiveness and (2) prior to the termination of the offering shall be deemed to be incorporated by reference to this prospectus and to be a part hereof from the date of filing of such documents. We may also incorporate part or all of any Form 6-K subsequently submitted by us to the SEC after the date of the filing of the registration statement of which this prospectus forms a part and prior to its effectiveness and prior to the termination of the offering by identifying in such Forms 6-K that they, or certain parts of their contents, are being incorporated by reference herein, and any Forms 6-K so identified shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of submission of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to us at: 2 Ha-Tidhar St., Ra’anana, 4366504 Israel, Tel: +972-996-64488; Attention: Chief Financial Officer.

INSPIRA TECHNOLOGIES OXY B.H.N.LTD.

Up to 9,217,430 Ordinary Shares

PROSPECTUS

January 23, 2025